Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463
Bel Reports Third Quarter 2010 Net Earnings of $9.9 Million Versus
A 2009 Loss of $10.8 Million As Net Sales Increased To A Record $85 Million

Nine Month 2010 Net Earnings Were $14.7 Million Versus A 2009 Loss Of $11.2 Million
Net Sales Increased 63% To $218.8 Million

JERSEY CITY, New Jersey, October 28, 2010 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the third quarter of 2010. The Company reported that net sales increased 88% to a record $85.0 million, and net earnings increased to $9.9 million ($0.81 per Class A share and $0.86 per Class B share) compared to a net loss of $10.8 million ($0.90 per Class A share and $0.94 per Class B share) for the third quarter of 2009.

"With solid demand for all of our product groups, we delivered the strongest revenue quarter in Bel's 60-year history and one of our most profitable quarters ever," said Daniel Bernstein, Bel's President and CEO.  "Beyond the higher margins associated with our record sales, another major driver of Bel's profitability was the efficiency improvements we have achieved in China.  We increased our workforce by 4,500 associates in just the past 14 months, despite a training period of 13 weeks and an employee fallout rate of 50%.  We are now close to our target labor force and the increased productivity, combined with a more stable workforce, has cut lead times close to normal levels."

Noting that Cinch Connectors contributed revenue of $15.5 million for the third quarter, Bernstein said, "The integration of Cinch is essentially complete.  As we anticipated, Cinch's well-established lines of connectors and cable products fit comfortably into Bel's traditional product menu, and its extensive clientele has enabled Bel to diversify its customer base to include aerospace and military markets for the first time."

Third Quarter Results
For the three months ended September 30, 2010, net sales increased 88% to $84,961,000 compared to $45,283,000 for the third quarter of 2009.  This year's third quarter net sales included $15,471,000 from Cinch Connectors, which was acquired on January 29, 2010.  Excluding the Cinch Connector sales, net sales increased 54% for this year's third quarter versus the same quarter last year.  Net sales increased 11% versus the second quarter of 2010.

Net earnings for the third quarter of 2010 were $9,944,000.  The net loss for the third quarter of 2009 was $10,752,000, which included a charge for impairment of goodwill of $12,875,000 ($12,875,000 after tax).

Adjusted to exclude net gains on sale of property, plant and equipment, a net gain from the expiration of tax statutes of limitations and other items, non-GAAP net earnings for the third quarter of 2010 were $8,424,000.  This compares to non-GAAP net earnings for the third quarter of 2009 of $118,000, adjusted to exclude goodwill impairment, lawsuit settlement costs, a gain on sale of investments, a net gain from the expiration of tax statutes of limitations and other items.  A reconciliation of non-GAAP to GAAP financial measures is provided in the table attached to this press release.

Net earnings per diluted Class A common share for the third quarter of 2010 were $0.81, compared to a net loss per Class A common share of $0.90 for the third quarter of 2009.  Adjusted to exclude the items described above, non-GAAP net earnings per diluted Class A common share were $0.69 for this year's third quarter, compared to non-GAAP net earnings per Class A common share of $0.01 for the third quarter of 2009.

Net earnings per diluted Class B common share were $0.86 for the third quarter of 2010, compared to a net loss per Class B common share of $0.94 for the third quarter of 2009.  Adjusted to exclude the items described above, non-GAAP net earnings per diluted Class B common share were $0.73 for the third quarter of 2010, compared to non-GAAP net earnings per Class B common share of $0.02 for the third quarter of 2009.

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Bel Reports Third Quarter Net Earnings of $9.9 Million
October 28, 2010
Page Two

Cost of sales decreased to 76.3% of sales for the third quarter of 2010, compared to 91.7% of sales for the third quarter of 2009.

Income from operations for this year's third quarter was $9,373,000, including operating income of approximately $1,933,000 at Cinch Connectors.  This compares to an operating loss of $15,930,000 for the third quarter of 2009.  Adjusted to exclude the items described above, non-GAAP income from operations for the third quarter of 2010 increased to $9,062,000, compared to a non-GAAP loss from operations of $822,000 for the third quarter of 2009.

At September 30, 2010, Bel reported working capital of approximately $156,609,000, including cash, cash equivalents, short-term investments and marketable securities of approximately $77,888,000, a current ratio of 4.7, total long-term obligations of $9,589,000, and stockholders' equity of $222,781,000.  In comparison, at December 31, 2009, Bel reported working capital of approximately $167,833,000, including cash, cash equivalents, short-term investments and marketable securities of approximately $124,233,000, a current ratio of 7.0, total long-term obligations of $9,017,000, and stockholders' equity of $208,932,000.

Nine Month Results
For the nine months ended September 30, 2010, net sales increased 63% to $218,842,000 compared to $134,088,000 for 2009.  Net earnings for the first nine months of 2010 increased to $14,671,000, compared to a net loss of $11,208,000 for the first nine months of 2009.

Net earnings per diluted Class A common share for the first nine months of 2010 were $1.19, compared to a net loss per Class A common share of $0.95 for the same period of 2009.  Net earnings per diluted Class B common share for the first nine months of 2010 were $1.27, compared to a net loss per Class B common share of $0.98 for the first nine months of 2009.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate in the call, dial (720) 545-0088, conference ID #97957999.  A simultaneous webcast is available from the Events and Presentations link of the Investor Info tab at www.belfuse.com.  A replay will be available for 20 days at this same Internet address.  For a telephone replay, dial (706) 645-9291, conference ID #97957999 after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed in this press release are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net Sales	$84,961	$45,283	$218,842	$134,088

Costs and expenses:
Cost of sales	64,795	41,516	173,524	119,919
Selling, general and administrative	11,181	6,813	30,642	22,067
Impairment of goodwill	--	12,875	--	12,875
Restructuring charge	--	--	--	413
(Gain) loss on sale of property, plant and equipment	(388)	9	(369)	(4,643)

	75,588	61,213	203,797	150,631

Income (loss) from operations	9,373	(15,930)	15,045	(16,543)
Gain on sale of investment	--	656	--	1,739
Interest income and other, net	87	86	325	402

Earnings (loss) before (benefit) provision for income taxes	9,460	(15,188)	15,370	(14,402)
(Benefit) provision for income taxes	(484)	(4,436)	699	(3,194)

Net earnings (loss)	$9,944	$(10,752)	$14,671	$(11,208)

Earnings (loss) per Class A common share
basic and diluted	$0.81	$(0.90)	$1.19	$(0.95)

Weighted average Class A common shares outstanding
basic and diluted	2,175	2,175	2,175	2,175

Earnings (loss) per Class B common share
basic and diluted	$0.86	$(0.94)	$1.27	$(0.98)

Weighted average Class B common shares outstanding
basic and diluted	9,528	9,324	9,496	9,343

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)
	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
ASSETS	2010	2009	LIABILITIES & EQUITY	2010	2009
	(unaudited)	(audited)		(unaudited)	(audited)

Current assets	$198,401	$195,830	Current liabilities	$41,792	$27,997
Property, plant & equipment, net	46,157	35,943	Noncurrent liabilities	9,589	9,017
Goodwill	4,526	1,957
Intangibles & other assets	25,078	12,216	Stockholders' equity	222,781	208,932
Total Assets	$274,162	$245,946	Total Liabilities & Equity	$274,162	$245,946

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended September 30, 2010				Nine Months Ended September 30, 2010
	Income from Operations	Net earnings (2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from Operations	Net earnings (2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)
GAAP measures	$9,373	$9,944	$0.81	$0.86	$15,045	$14,671	$1.19	$1.27
Severance costs and plant closure expenses	44	44	0.00	0.00	1,096	1,000	0.08	0.09
Acquisition-related costs and inventory-related purchase accounting adjustments	33	20	0.00	0.00	1,127	699	0.06	0.06
Gain on sale of property, plant and equipment	(388)	(389)	(0.03)	(0.03)	(369)	(377)	(0.03)	(0.03)
Expiration of tax statutes of limitations, net	--	(1,196)	(0.10)	(0.10)	--	(732)	(0.06)	(0.06)

Non-GAAP measures excluding severance and plant closure, acquisition- related costs and inventory- related purchase accounting adjustments; gains on sale of property, plant and equipment and net expiration of tax statutes of limitations(1)	$9,062	$8,424	$0.69	$0.73	$16,899	$15,261	$1.24	$1.32

	Three Months Ended September 30, 2009				Nine Months Ended September 30, 2009
	(Loss) from Operations	Net (Loss)(2)	Net (Loss) per Class A common share - diluted(3)	Net (Loss) per Class B common share - diluted(3)	(Loss) from Operations	Net (loss)(2)	Net (Loss) per Class A common share - diluted(3)	Net (Loss) per Class B common share - diluted(3)
GAAP measures	$(15,930)	$(10,752)	$(0.90)	$(0.94)	$(16,543)	$(11,208)	$(0.95)	$(0.98)
Restructuring, severance, and unauthorized stock issuance costs	122	111	0.01	0.01	2,463	1,730	0.14	0.15
Impairment of goodwill	12,875	12,875	1.08	1.13	12,875	12,875	1.07	1.13
License fee paid in settlement of lawsuit	2,001	1,241	0.10	0.11	2,001	1,241	0.10	0.11
Acquisition-related costs	101	63	0.01	0.01	101	63	0.01	0.01
Loss (gain) on sale of property, plant and equipment	9	5	0.00	0.00	(4,643)	(2,879)	(0.24)	(0.25)
Gain on sale of investments, net of income tax	--	(406)	(0.03)	(0.04)	--	(1,077)	(0.09)	(0.09)
Expiration of tax statutes of limitations, net	--	(3,019)	(0.25)	(0.26)	--	(2,955)	(0.25)	(0.26)

Non-GAAP measures excluding restructuring, impairment charges and other costs; gain on sale of investments (net of income tax); gain on sale of property, plant and equipment and net expiration of tax statutes of limitations (1)	$(822)	$118	$0.01	$0.02	$(3,746)	$(2,210)	$(0.20)	$(0.19)

(1)    The  non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability.  Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.
         Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures.  Removal of gains and losses on sales of investments and real estate, tax benefits resulting from the expiration of tax statutes of limitations and charges for severance, factory closure, amounts paid in settlement of a lawsuit, restructuring, impairment of assets, unauthorized stock issuance costs, inventory-related purchase accounting adjustments and acquisition-related costs facilitates comparisons of our results among reporting periods.  We believe that such amounts are not reflective of the relevant business in the period in which the gain or charge is recorded for accounting purposes.

(2) Net of income tax at effective rate in the applicable tax jurisdiction.

(3) Individual amounts of earnings (loss) per share may not agree to the total due to rounding.